Exhibit 99.01

Item 7:	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and analysis presented below refers to and should be read in conjunction with the consolidated financial statements and related notes included in Cardinal Health Inc.’s (the “Company’s” or “Cardinal Health’s”) Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (the “2006 Form 10-K”), as updated by the Form 8-K filed on April 26, 2007, as amended by the Form 8-K/A filed on April 30, 2007 (the “April 26, 2007 Form 8-K”). All references below to the “Notes to the Consolidated Financial Statements” refer to the Notes to the Consolidated Financial Statements included in the 2006 Form 10-K, as updated by the April 26, 2007 Form 8-K.

OVERVIEW

Cardinal Health is a leading provider of products and services supporting the healthcare industry. The Company helps healthcare providers and manufacturers improve the productivity and safety of healthcare. For further information regarding the Company’s business, see “Item 1—Business” within the 2006 Form 10-K. Unless otherwise indicated, captions such as revenue and earnings from continuing operations are referred to simply as “revenue” and “earnings” throughout this Management’s Discussion and Analysis. Similarly, discussion of other matters in the Company’s consolidated financial statements refers to continuing operations unless otherwise indicated.

Results of Operations

The following summarizes the Company’s results of operations for the fiscal years ended June 30, 2006, 2005 and 2004.

(in millions, except per Common Share amounts)	Growth (1)		Results of Operations
Years ended June 30,	2006	2005	2006	2005	2004
Revenue	10%	15%	$79,664.2	$72,666.0	$63,043.1
Operating earnings	4%	(15)%	$1,844.9	$1,782.2	$2,092.9
Earnings from continuing operations before cumulative effect of change in accounting	9%	(21)%	$1,163.3	$1,067.1	$1,354.8
Net earnings	(5)%	(29)%	$1,000.1	$1,050.7	$1,474.5
Net diluted earnings per Common Share	(3)%	(28)%	$2.33	$2.41	$3.35

(1)	Growth is calculated as percentage change (increase or decrease) for a given year as compared to immediately preceding year.

As of June 30, 2006, the Company conducted its business within the following four reportable segments: Pharmaceutical Distribution and Provider Services; Medical Products and Services; Pharmaceutical Technologies and Services; and Clinical Technologies and Services. Effective the first quarter of fiscal 2007, the Company began reporting its financial information within the following five reportable segments: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; Pharmaceutical Technologies and Services; and Medical Products Manufacturing. This change in segment reporting resulted from a realignment of the individual businesses to better correlate the operations of the Company with the needs of its customers. This change had no effect on the Company’s reported net earnings or net earnings per Common Share.

During the second quarter of fiscal 2007, the Company committed to plans to sell the Pharmaceutical Technologies and Services segment, other than the Martindale and Beckloff Associates businesses (the segment, excluding the Martindale and Beckloff Associates businesses, is hereinafter referred to as the “PTS Business”), thereby meeting the held for sale criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result of this decision, the assets and liabilities of the PTS Business are classified as “Assets held for sale and discontinued operations” and “Liabilities from businesses held for sale and discontinued operations,”

respectively, and the results of operations of the PTS Business are presented as “Earnings from discontinued operations.” Additionally, a portion of the general corporate costs previously allocated to the PTS Business has been reallocated to the remaining four segments. See Note 21 in the “Notes to Consolidated Financial Statements” for additional information on the Company’s discontinued operations.

The two businesses the Company is retaining after divesting the PTS Business support the generic pharmaceutical market. Martindale develops generic, intravenous medicine that is complementary to the Company’s hospital business and generics strategy. Beckloff Associates provides pharmaceutical regulatory consulting, including services for the Company’s generic products. The Martindale and Beckloff Associates businesses are included in the Healthcare Supply Chain Services—Pharmaceutical segment for all periods presented.

Growing demand for the Company’s diversified products and services in fiscal 2006 led to record revenue of approximately $79.7 billion, a 10% increase from fiscal 2005. The Company’s operating earnings increased 4% to approximately $1.8 billion and diluted earnings per Common Share decreased 3% to $2.33. The Company placed significant emphasis on improving segment profit margins (segment profit as a percentage of segment revenue), which increased in each reportable segment from the first half to the second half of the fiscal year as shown in the following table (segment profit is defined as segment revenue less segment cost of products sold, less segment selling, general and administrative expenses):

	Fiscal 2006 Segment Profit Margin
	First Half	Second Half
Healthcare Supply Chain Services – Pharmaceutical	1.5%	1.8%
Healthcare Supply Chain Services – Medical	3.8%	4.9%
Clinical Technologies and Services	11.5%	14.7%
Medical Products Manufacturing	9.5%	10.6%

Reportable Segments

The Company’s operations are organized into four reportable segments: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; and Medical Products Manufacturing. The four segments align within two major sectors: Healthcare Supply Chain Services, which is focused on the Company’s logistics and distribution capabilities, and Clinical and Medical Products, which is focused on manufacturing businesses. See Note 17 in the “Notes to Consolidated Financial Statements” for additional information on the Company’s reportable segments.

The Company evaluates the performance of the individual segments based on, among other things, segment profit. Information about interest income and expense and income taxes is not provided at the segment level. In addition, special items, impairment charges and other, investment spending (which consists of Corporate funded projects whose benefits are primarily related to future periods) and certain other corporate expenses are not allocated to the segments. See Note 17 of “Notes to Consolidated Financial Statements” for the differences between segment profit and consolidated operating earnings. Note 17 refers to segment profit as segment operating earnings. Additional information on segment profit is included below.

Healthcare Supply Chain Services – Pharmaceutical Performance

During fiscal 2006, the Healthcare Supply Chain Services—Pharmaceutical segment’s revenue increased $6.4 billion or 10%, primarily from increased revenue from bulk customers of $5.8 billion. Segment profit within this segment decreased $81 million or 7%. Segment profit was negatively impacted by equity-based compensation expense of $66.9 million and a charge of $31.8 million in the first quarter of fiscal 2006 reflecting credits owed to certain vendors. Segment profit benefited from the positive impact of the Pharmaceutical Distribution business’s increased sales, which drove the recognition of increased cash discounts from manufacturers of $139 million and increased earnings from pharmaceutical price appreciation and signed distribution service agreements of $134.0 million. Pharmaceutical and consumer products price appreciation (“pharmaceutical price appreciation”), an internal metric the Company prepares to evaluate the impact of price appreciation on Pharmaceutical Distribution revenue, averaged 5.6% and 4.9% during fiscal 2006 and 2005, respectively. This metric is calculated using the change in the manufacturer wholesale acquisition cost at the beginning of the period as compared to the end of the period weighted by units sold by Pharmaceutical Distribution during the period. In addition, the segment had an increase in earnings from generic products of $32.0 million. The increases from segment profit were partially offset by $232.0 million of increased customer discounts resulting from competitive pressures. During fiscal 2006, this segment completed its transition to a fee-for-service business model, as described below under “Pharmaceutical Distribution Business Model Transition.” With the transition to the fee-for-service business model completed, segment profit was more evenly distributed throughout the fiscal year, moderating the historical earnings seasonality. Going forward, this transition will continue to result in less earnings volatility within this segment.

Healthcare Supply Chain Services – Medical Performance

Revenue within the Healthcare Supply Chain Services – Medical segment increased $375.6 million or 6% during fiscal 2006 primarily due to new customer accounts of $115.0 million and increased volume from existing customers of $244.0 million, both domestic and international. Segment profit decreased $53.0 million or 14% during fiscal 2006 primarily due to the impact of equity-based compensation expense of $44.7 million and other increases in selling, general and administrative costs of $61.6 million due to overall business growth.

Clinical Technologies and Services Performance

During fiscal 2006, the Clinical Technologies and Services segment’s revenue increased $241.0 million or 11% due to increased demand for the segment’s core products within both the ALARIS Medical Systems, Inc. (“Alaris”) and Pyxis businesses resulting in growth of $125.3 million and $82.6 million, respectively, including the introduction of new products. In addition to the strong revenue growth noted above, segment profit increased $82.2 million or 35% due to favorable product mix of $49.0 million, manufacturing efficiencies of $12.0 million and integration synergies from the acquisition of Alaris of $54.0 million. The increase in segment profit was partially offset by the impact of equity-based compensation expense of $54.9 million.

Medical Products Manufacturing Performance

During fiscal 2006, the Medical Products Manufacturing segment’s revenue increased $95.9 million or 6% due primarily to the introduction of new products resulting in growth of $31.0 million and the addition of new customer contracts resulting in growth of $30.4 million. Segment profit decreased $11.2 million or 6% due to the impact of equity-based compensation expense of $41.3 million and increased raw material costs of $25.0 million. The decrease in segment profit was partially offset by the favorable year-over-year comparison from the prior year latex litigation charge of $28.2 million and manufacturing cost reductions of $30.0 million.

Pharmaceutical Distribution Business Model Transition

The Company’s Pharmaceutical Distribution business within the Healthcare Supply Chain Services – Pharmaceutical segment began a business model transition in fiscal 2003 regarding the manner in which it was compensated for the services that it provides to branded pharmaceutical manufacturers. Historically, Pharmaceutical Distribution was compensated by branded pharmaceutical manufacturers in the form of price inflation. Specifically, a significant portion of the compensation Pharmaceutical Distribution received from such manufacturers was derived from the Company’s ability to purchase pharmaceutical inventory in advance of price increases, hold that inventory as manufacturers increased prices, and generate a higher gross margin on the subsequent sale of that inventory.

Beginning in fiscal 2003, branded pharmaceutical manufacturers began to seek greater control over the amount of product available in the supply chain and, as a result, began to change their sales practices by restricting the volume of product available for purchase by wholesalers. In addition, manufacturers sought additional services from the Company, including providing data concerning product sales and distribution patterns. The Company believes that manufacturers sought these changes to provide them with greater visibility over product demand and movement in the market and to increase product safety and integrity by reducing the risks associated with product being available to, and distributed in, the secondary market.

These changes significantly reduced the compensation (as a percentage of revenue) received by the Company from branded pharmaceutical manufacturers.

In response to these developments, the Company established a compensation system with branded pharmaceutical manufacturers that is significantly less dependent on manufacturers’ pricing practices, and is based on the services provided by the Company to meet the unique distribution requirements of each manufacturer’s products. During fiscal 2005, the Company worked with individual branded pharmaceutical manufacturers to define fee-for-service terms that compensate the Company based on the services being provided to such manufacturers. This transition was completed during fiscal 2006. These new arrangements have moderated the seasonality of earnings which have historically reflected the pattern of manufacturers’ price increases.

Under the fee-for-service arrangements, reflected in written distribution service agreements, the Company’s compensation for these services may be a fee or a fee plus an inflation-based compensation component. In certain instances, the Company must achieve certain performance criteria to receive the maximum fees under the agreement. The fee is typically a fixed percentage of the Company’s purchases or the Company’s sales of the manufacturer’s products to customers. Apart from its fee-for-service arrangements reflected in distribution service agreements, the Company also continues to be compensated by some branded manufacturers based solely on price inflation. If the frequency or rate of branded pharmaceutical price inflation slows, the Company’s results of operations and financial condition could be adversely affected.

The distribution service agreements between the Company and certain branded pharmaceutical manufacturers generally range from a one-year term with an automatic renewal feature to a five-year term. Such agreements generally cannot be terminated unless mutually agreed to by the parties, a breach of the agreement occurs that is not cured, or in the event of a bankruptcy filing or similar insolvency event. Some agreements allow the manufacturer to terminate without cause within a defined notice period.

Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense

During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” applying the modified prospective method. SFAS No. 123(R) requires all equity-based payments to employees, including grants of employee options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award. Prior to the adoption of SFAS No. 123(R), the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements.

In anticipation of the adoption of SFAS No. 123(R), the Company did not modify the terms of any previously-granted options. The Company made significant changes to its equity compensation program with its annual equity grant in the first quarter of fiscal 2006, including reducing the overall number of options granted and utilizing a mix of restricted share and option awards. The Company also moved from three-year cliff vesting to installment vesting over four years for annual employee option awards and shortened the option term from ten to seven years.

The Company’s consolidated operating earnings for fiscal 2006 were adversely affected by the impact of equity-based compensation due to the implementation of SFAS No. 123(R) and the impact of stock appreciation rights granted to the Company’s then Chairman and Chief Executive Officer during the first quarter of fiscal 2006. The Company recorded $207.8 million for equity-based compensation during fiscal 2006 compared to $8.5 million in fiscal 2005. Beyond the current fiscal year, the Company expects the equity-based compensation expense to decline year-over-year due primarily to the significant changes made to the Company’s equity compensation program, including a reduction in the overall number of options granted. See Note 13 of “Notes to Consolidated Financial Statements” for additional information.

Global Restructuring Program

As previously reported, during fiscal 2005, the Company launched a global restructuring program in connection with its One Cardinal Health initiative with the goal of increasing the value the Company provides its customers through better integration of existing businesses and improved efficiency from a more disciplined approach to procurement and resource allocation. The Company expects the program to be substantially completed by the end of fiscal 2008 and to improve operating earnings and position the Company for future growth.

The global restructuring program is being implemented in two phases. The first phase of the program, which was announced in December 2004, focuses on business consolidations and process improvements, including rationalizing the Company’s facilities worldwide, reducing the Company’s global workforce, and rationalizing and discontinuing overlapping and under-performing product lines. The second phase of the program, which was announced in August 2005, focuses on longer term integration activities that will enhance service to customers through improved integration across the Company’s segments and continue to streamline internal operations. See Note 2 of “Notes to Consolidated Financial Statements” for discussion of the restructuring costs incurred by the Company during fiscal 2006 and 2005 related to both phases of the global restructuring program.

Sale of the PTS Business

On April 10, 2007, the Company completed the sale of the PTS Business to Phoenix Charter LLC (“Phoenix”), an affiliate of The Blackstone Group, pursuant to the Purchase and Sale Agreement between the Company and Phoenix, dated as of January 25, 2007 and as amended as of March 9, 2007 and as of April 10, 2007 (the “Purchase Agreement”). At the closing of the sale, the Company received approximately $3.2 billion in cash from Phoenix, which was the purchase price of approximately $3.3 billion as adjusted pursuant to certain provisions in the Purchase Agreement for the working capital, cash, indebtedness and earnings before interest, taxes, depreciation and amortization of the PTS Business. As previously announced, the Company plans to use the net proceeds from the sale to repurchase shares.

Acquisitions

During fiscal 2006, the Company completed acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $364 million. Assumed liabilities of these acquired businesses were approximately $149 million. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition.

On June 28, 2004, the Company acquired approximately 98.7% of the outstanding common stock of Alaris, a provider of intravenous medication safety products and services. On July 7, 2004, Alaris merged with a subsidiary of the Company to complete the transaction. The value of the transaction, including the assumption of Alaris’ debt, totaled approximately $2.1 billion. For further information regarding the Alaris acquisition and the valuation of the acquisition’s intangibles, see Notes 2 and 16 of “Notes to Consolidated Financial Statements.”

During December 2003, the Company completed its acquisition of The Intercare Group, plc (“Intercare”), a European pharmaceutical products and services company. The cash transaction was valued at approximately $570 million, including the assumption of approximately $150 million in Intercare debt. During fiscal 2006, the United Kingdom-based Intercare Pharmaceutical Distribution business was classified as discontinued operations within the Healthcare Supply Chain Services – Pharmaceutical segment. In November 2006, the Company decided to sell substantially all of the Pharmaceutical and Technologies Services segment. As a result, the Intercare sterile and hormone manufacturing businesses were classified as discontinued operations. See Note 21 of “Notes to Consolidated Financial Statements” for additional information.

During fiscal 2006, 2005 and 2004, in addition to the acquisitions of Alaris and Intercare, the Company completed several other acquisitions, including Geodax Technology, Inc. (“Geodax”), ParMed Pharmaceutical, Inc. (“ParMed”), Denver Biomedical, Inc. (“Denver Biomedical”) and the wholesale pharmaceutical, health and beauty and related drugstore products distribution business of The F. Dohmen Co. and certain of its subsidiaries (“Dohmen”) as well as the acquisition of the remaining shares of the

Source Medical Corporation Canadian joint venture (“Source Medical”). The Company’s trend with regard to acquisitions has been to expand its role as a provider of services to the healthcare industry. This trend has resulted in expansion into areas that complement the Company’s existing operations and provide opportunities for the Company to develop synergies with, and strengthen, the acquired business. As the healthcare industry continues to change, the Company evaluates possible candidates for merger or acquisition and considers opportunities to expand its role as a provider of services to the healthcare industry through all its reportable segments. There can be no assurance, however, that the Company will be able to successfully take advantage of any such opportunity if and when they arise or consummate any such transaction, if pursued. If additional transactions are pursued or consummated, the Company would incur additional merger-related costs, and may need to enter into funding arrangements for such mergers or acquisitions. There can be no assurance that the integration efforts associated with any such transaction would be successful.

Government Investigations

The Company is currently the subject of a formal investigation by the Securities and Exchange Commission (“SEC”) relating to certain accounting and financial reporting matters, and the U.S. Attorney’s Office for the Southern District of New York is conducting an inquiry with respect to the Company. The Company continues to engage in settlement discussions with the staff of the SEC and has reached an agreement-in-principle on the basic terms of a potential settlement involving the Company that the SEC staff has indicated it is prepared to recommend to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require the Company to pay a $35 million penalty. The Company accordingly recorded a reserve of $10 million in the fiscal year ended June 30, 2006 in addition to the $25 million reserve recorded during the fiscal year ended June 30, 2005. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement. For further information regarding these matters see “Item 3—Legal Proceedings” of the 2006 Form 10-K and Notes 9, 10 and 23 of “Notes to Consolidated Financial Statements.”

Shareholder Litigation

The Company is subject to several class action lawsuits brought against the Company and certain of its former and present officers and directors since July 2004. The Company is currently unable to predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. The range of possible resolutions of these proceedings could include judgments against the Company or settlements that could require substantial payments by the Company. These payments could have a material adverse effect on the Company’s results of operations, financial condition, liquidity and cash flows. The Company discusses these cases and other litigation to which it is a party in greater detail under “Item 3—Legal Proceedings” of the 2006 Form 10-K and in Notes 10 and 23 of “Notes to Consolidated Financial Statements.”

RESULTS OF OPERATIONS

The following sections discuss the results of operations of the Company and its reportable segments.

Revenue

Revenue for the Company and its segments is as follows:

	For the Fiscal Year Ended June 30, (1)
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical (2) (3)
Revenue from Non-Bulk Customers	$40,174.9	$39,570.5	$37,005.5
Revenue from Bulk Customers	29,872.0	24,084.4	18,009.0

Total Healthcare Supply Chain Services – Pharmaceutical	70,046.9	63,654.9	55,014.5

Healthcare Supply Chain Services—Medical	7,198.6	6,823.0	6,445.1
Clinical Technologies and Services	2,430.3	2,189.3	1,550.6
Medical Products Manufacturing	1,632.9	1,537.0	1,514.3

Total Segment Revenue	81,308.7	74,204.2	64,524.5
Corporate (4)	(1,644.5)	(1,538.2)	(1,481.4)

Consolidated Revenue	$79,664.2	$72,666.0	$63,043.1

(1)	See Note 17 of “Notes to Consolidated Financial Statements” for discussion of changes to business segments during fiscal 2006.
(2)	The Healthcare Supply Chain Services—Pharmaceutical segment amounts were adjusted to reflect the classification of its United Kingdom-based Intercare Pharmaceutical Distribution business as discontinued operations. Prior period amounts were adjusted to reflect these changes in classification. See Note 21 of “Notes to Consolidated Financial Statements” for additional information regarding discontinued operations.
(3)	Bulk customers consist of customers’ centralized warehouse operations and customers’ mail order businesses. Non-bulk customers include retail stores, hospitals, alternate care sites and other customers not specifically classified as bulk customers. Most deliveries to bulk customers consist of product shipped in the same form as received from the manufacturer. See discussion below within the Healthcare Supply Chain Services—Pharmaceutical section for the Company’s description of revenue from bulk customers
(4)	Corporate revenue consists of the elimination of intersegment revenue for all periods presented and foreign currency translation adjustments in fiscal 2004.

The following table summarizes the revenue growth rates for the reportable segments and the percent of total segment revenue (which excludes Corporate):

	Growth (1)		Percent of Total Segment Revenue
Years ended June 30,	2006	2005	2006	2005	2004
Healthcare Supply Chain Services – Pharmaceutical	10%	16%	86%	86%	85%
Healthcare Supply Chain Services – Medical	6%	6%	9%	9%	10%
Clinical Technologies and Services	11%	41%	3%	3%	3%
Medical Products Manufacturing	6%	1%	2%	2%	2%

Total Segment Revenue (excluding Corporate)			100%	100%	100%

(1)	Growth is calculated as percentage change (increase or decrease) for a given year as compared to immediately preceding year.

Consolidated Revenue

Consolidated revenue increased $7.0 billion or 10% and $9.6 billion or 15%, respectively, during fiscal 2006 and 2005. The revenue growth in fiscal 2006 resulted from the following:

•

increased revenue within each of the Company’s four reportable segments, including revenue growth of $6.4 billion or 10% within the Healthcare Supply Chain Services – Pharmaceutical segment, driven primarily by growth in revenue from bulk customers of approximately $5.8 billion. The increase in revenue from bulk customers is due primarily to overall market growth, certain existing customers deciding to purchase greater volume of product from the Company rather than directly from the manufacturer and new customers in the mail order business. In addition, revenue growth of $241.0 million or 11% within the Clinical

Technologies and Services segment was driven primarily by revenue growth within the Pyxis and Alaris products businesses of $82.6 million and $125.3 million, respectively;

•	pharmaceutical price appreciation within the Pharmaceutical Distribution business averaging approximately 5.6% during fiscal 2006;

•	the addition of new customers (see discussion below by segment); and

•	the addition of new products (see discussion below by segment).

These increases were partially offset by a decrease in revenue of approximately $189.5 million resulting from the Healthcare Supply Chain Services – Pharmaceutical segment’s loss of the largest customer within the Specialty Distribution business at the beginning of the third quarter of fiscal 2006 and the ultimate sale of a significant portion of this business in the fourth quarter of fiscal 2006. In addition, the Healthcare Supply Chain Services – Pharmaceutical segment was adversely impacted by $21.3 million as a result of competitive pressures and pricing within the Nuclear Pharmacy Services business.

The revenue growth in fiscal 2005 resulted from the following:

•	revenue growth from existing customers (see discussion below by segment);

•	the addition of new customers (see discussion below by segment);

•	the addition of new products (see discussion below by segment);

•	pharmaceutical price appreciation within the Pharmaceutical Distribution business averaging approximately 4.9% during fiscal 2005; and

•	the year-over-year impact of acquisitions, primarily Alaris which contributed $643.8 million.

These increases during fiscal 2005 were partially offset by a decline in revenue of $118.1 million from Pyxis products within the Clinical Technologies and Services segment primarily as a result of the delayed release of new products.

Segment Revenue

Healthcare Supply Chain Services—Pharmaceutical. The Healthcare Supply Chain Services—Pharmaceutical segment’s revenue increased $6.4 billion or 10% during fiscal 2006. The most significant growth was in revenue from bulk customers (described below), which increased approximately $5.8 billion or 24% during fiscal 2006. The increase in revenue from bulk customers was due primarily to pharmaceutical price appreciation within the Pharmaceutical Distribution business of approximately 5.6% and additional sales volume from existing centralized warehouse customers. The additional sales volume was due in significant part to certain existing warehouse customers deciding to purchase from the Company rather than directly from the manufacturer. Centralized warehouse and mail order customers contributed $5.0 billion and $0.8 billion, respectively, of the bulk customer revenue growth.

Revenue from non-bulk customers grew approximately $604.4 million or 2% during fiscal 2006. Revenue from non-bulk customers increased based upon pharmaceutical price appreciation as noted above and additional sales volume from new and existing customers. Revenue growth was offset by a decline in the Specialty Distribution business’s revenue of approximately $189.5 million as a result of its largest customer’s decision to begin self distribution on January 1, 2006. In addition, during the fourth quarter of fiscal 2006, the Company completed the sale of a significant portion of the Specialty Distribution business to Oncology Therapeutics Network, a wholly owned subsidiary of Oncology Holdings, Inc. Oncology Therapeutics Network, a specialty pharmaceutical services company, acquired the Company’s oncology distribution capabilities and the Company maintained a minority ownership in Oncology Holdings, Inc. This segment’s revenue growth was also adversely impacted by $21.3 million as a result of competitive pressures within the Nuclear Pharmacy Services business.

The Healthcare Supply Chain Services—Pharmaceutical segment’s revenue growth of $8.6 billion or 16% in fiscal 2005 resulted from strong sales to customers within this segment’s core Pharmaceutical Distribution business. The most significant growth was in revenue from bulk customers, which increased approximately $6.1 billion or 34%. The increase in revenue from bulk customers primarily relates to additional volume from existing and new customers as well as market growth within the mail order business which contributed $412.9 million to the increase. The increase from existing customers is primarily due to certain customers purchasing from the Company rather than directly from the manufacturer. In addition, pharmaceutical price appreciation for the trailing twelve month period of approximately 4.9% contributed to the revenue growth in this segment. However, the rate of price increases was lower than the rate experienced over the prior fiscal year.

Revenue from non-bulk customers grew approximately $2.6 billion during fiscal 2005. Revenue from non-bulk customers increased based upon pharmaceutical price appreciation discussed above, additional sales volume from new and existing customers and growth within the Specialty Distribution business of $239.6 million due to increased revenue from the business’s largest customer and growth of the existing customer base.

Bulk and Non-Bulk Customers. The Healthcare Supply Chain Services—Pharmaceutical segment differentiates between bulk and non-bulk customers because bulk customers generate significantly lower segment profit as a percentage of revenue than non-bulk customers. Bulk customers consist of customers’ centralized warehouse operations and customers’ mail order businesses. All other customers are classified as non-bulk customers (for example, retail stores, pharmacies, hospitals and alternate care sites). Bulk customers include the warehouse operations of retail chains whose retail stores are classified as non-bulk customers. For example, a single retail chain pharmacy customer may be both a bulk customer with respect to its warehouse operations and a non-bulk customer with respect to its retail stores. Bulk customers have the ability to process large quantities of products in central locations and self-distribute these products to their individual retail stores or customers. Substantially all deliveries to bulk customers consist of product shipped in the same form as the product is received from the manufacturer, but a small portion of deliveries to bulk customers are broken down into smaller units prior to shipping. Non-bulk customers, on the other hand, require more complex servicing by the Company. These services, all of which are performed by the Company, include receiving inventory in large or full case quantities and breaking it down into smaller quantities, warehousing the product for a longer period of time, picking individual products specific to a customer’s order and delivering that smaller order to a customer location.

The Company tracks revenue by bulk and non-bulk customers in its financial systems. The Company’s financial systems, however, do not track segment expenses separately for bulk and non-bulk customers due to combined operational, purchasing, selling and administrative support functions. However, to assist the Company in managing its business, an internal analysis has been prepared to allocate segment expenses separately for bulk and non-bulk customers for fiscal 2006, 2005 and 2004. The following table shows the allocation of segment expenses, segment profit and segment profit as a percentage of revenue for bulk and non-bulk customers for fiscal years 2006, 2005 and 2004:

(in millions)	2006	2005	2004
Bulk Customers
Revenue from Bulk Customers	$29,872	$24,084	$18,009
Segment Expenses allocated to Bulk Customers(1) (2)	$29,716	$23,988	$17,870
Segment Profit from Bulk Customers (1) (2)	$156	$96	$139
Segment Profit from Bulk Customers as a Percentage of Revenue from Bulk Customers (1) (2)	0.5%	0.4%	0.8%

Non-Bulk Customers
Revenue from Non-Bulk Customers	$40,175	$39,571	$37,006
Segment Expenses allocated to Non-Bulk Customers (1) (2)	$39,215	$38,475	$35,893
Segment Profit from Non-Bulk Customers (1) (2)	$960	$1,096	$1,113
Segment Profit from Non-Bulk Customers as a Percentage of Revenue from Non-Bulk Customers (1) (2)	2.4%	2.8%	3.0%

(1)

Amounts shown are estimates based on the internal analysis described above. The preparation of this internal analysis required the use of complex and subjective estimates and allocations based upon assumptions, past experience and judgment that the Company believes are reasonable.

Segment expenses were allocated between bulk customers and non-bulk customers using the following allocation drivers:

•

cost of products sold was allocated based upon the inventory and sales mix of customers and products within each classification and by applying a calculated margin rate earned on these customers and products;

•	warehouse expense was allocated based upon the number of invoice lines filled by customer;

•	delivery expense was allocated based upon invoices generated to customers within each classification;

•

sales expense was allocated based upon specifically identified customer support costs within each classification with any non-specific expense allocated based upon invoices generated within each classification; and

•	the remaining general and administrative expenses were allocated based upon the volume of products sold within each classification.
(2)	Amounts exclude last-in, first-out (“LIFO”) credit provisions of $26.0 million, $31.7 million and $3.6 million in fiscal 2006, 2005 and 2004, respectively.

The internal analysis described above showed that segment expenses as a percentage of revenue were higher for bulk customers than for non-bulk customers because of higher segment cost of products sold partially offset by lower segment selling, general and administrative expenses. Bulk customers receive lower pricing on sales of the same products than non-bulk customers due to volume pricing in a competitive market and the lower costs related to the services provided by the Company. In addition, sales to bulk customers in aggregate generate higher segment cost of products sold as a percentage of revenue than sales to non-bulk customers because bulk customers’ orders consist almost entirely of higher cost branded products. The higher segment cost of products sold as a percentage of revenue for bulk customers is also driven by lower manufacturer distribution service agreement fees and branded pharmaceutical price appreciation and lower manufacturer cash discounts. Manufacturer distribution service agreement fees and manufacturer cash discounts are recognized as a reduction to segment cost of products sold and are lower as a percentage of revenue due to the mix of products sold. Pharmaceutical price appreciation enables the Company to increase customer pricing which, in turn, results in higher segment gross margin for sales of inventory that was on-hand at the time of the manufacturer’s price increase. Since products sold to bulk customers are generally held in inventory for a shorter time than products sold to non-bulk customers, there is less opportunity to realize the benefit of pharmaceutical price appreciation. Consequently, segment cost of products sold as a percentage of revenue for bulk customers is higher than for non-bulk customers and segment gross margin as a percentage of revenue is substantially lower for bulk customers than for non-bulk customers. Deliveries to bulk customers require substantially less services by the Company than deliveries to non-bulk customers. As such, the segment selling, general and administrative expenses as a percentage of revenue from bulk customers are substantially lower than from non-bulk customers. These factors result in segment profit as a percentage of revenue being significantly lower for bulk customers than for non-bulk customers.

Fiscal 2006 segment profit from bulk customers increased $60 million, or 0.1% as a percentage of revenue from bulk customers, due to increased sales volume described above and the year-over-year impact of new distribution service agreements and pharmaceutical price appreciation. The favorable impact of distribution service agreements and of pharmaceutical price appreciation had a greater impact on the profitability of bulk customers than on non-bulk customers in fiscal 2006 due to the mix of manufacturers’ products distributed to bulk customers. These positive factors are partially offset by an increase in allocated equity-based compensation expense of $10.1 million due to the adoption of SFAS No. 123(R). The fiscal 2006 segment profit for non-bulk customers declined $136 million compared to fiscal 2005. An increase in segment profit from non-bulk customers due to increased sales and new distribution service agreements was offset by increased customer discounts, an increase in segment selling, general and administrative expenses (which was largely due to sales growth and an increase in allocated equity-based compensation expense of $56.8 million due to the adoption of SFAS No. 123(R)), and a $31.8 million charge during the first quarter of fiscal 2006 reflecting credits owed to vendors.

Fiscal 2005 segment profit from bulk customers decreased $43 million, or 0.4% as a percentage of revenue from bulk customers, primarily due to reduced branded vendor margins resulting from the changes in pharmaceutical manufacturers’ sales and pricing practices, and increased customer discounts. The change in manufacturer sales practices, which restricted the product available for purchase by the Company, and a reduction in pharmaceutical price appreciation, largely contributed to the reduced branded vendor margins. The fiscal 2005 non-bulk segment profit remained relatively flat as the incremental profit from increased sales was offset by the reduced branded vendor margins and competitive pricing pressures.

See the Healthcare Supply Chain Services—Pharmaceutical segment’s “Segment Profit” discussion below for further information.

The Company defines bulk customers based on the way in which it operates its business and the services the Company performs for its customers. The Company is not aware of an industry standard regarding the definition of bulk customers and based solely on a review of the Annual Reports on Form 10-K of other national pharmaceutical wholesalers, the Company notes that other companies in comparable businesses may, or may not, use a different definition of bulk customers.

Healthcare Supply Chain Services—Medical. The Healthcare Supply Chain Services – Medical segment’s revenue growth of $375.6 million or 6% during fiscal 2006 resulted primarily from new customer accounts which contributed $115 million and increased volume from existing customers which contributed $244 million, both domestic and international. Domestic revenue growth of $286 million was due to overall market growth and penetration within existing accounts of $185.0 million and new customer account wins of $100 million which included the annual impact of a multi-year prime distribution agreement signed in late fiscal 2005. Revenue growth internationally of $90 million was due to favorable exchange rates contributing $16 million, new supplier prime vendor agreements of $15 million and market growth and expansion of existing accounts of $59 million. Price appreciation did not impact revenue growth due to competitive pricing pressures.

The Healthcare Supply Chain Services – Medical segment’s revenue growth of $377.9 million or 6% in fiscal 2005 resulted primarily from the following:

•	new customer contracts signed during fiscal 2004 within the medical-surgical distribution business contributed approximately $150.0 million to revenue growth;

•	strong international sales growth from new products and favorable foreign exchange rates contributed $12.0 million to revenue growth; and

•	increased sales volume to existing hospital supply and ambulatory care customers of $217.0 million due to market growth and expansion of existing accounts.

Clinical Technologies and Services. The Clinical Technologies and Services segment’s revenue growth of $241.0 million or 11% during fiscal 2006 resulted primarily from revenue growth within the Pyxis and Alaris products businesses. Pyxis products revenue increased approximately $82.6 million or 15% due to higher unit sales resulting from increased demand for the Medstation® 3000 product and improvements within the sales and installation cycles. Alaris products revenue increased approximately $125.3 million or 19% during fiscal 2006 due to competitive displacements driven by technological advantages and sales obtained through the Company’s other relationships. In addition, Alaris products revenue increased approximately $66.7 million due to the continued demand for its core products and $22.6 million due to the introduction of new products into the market. These strong revenue increases were tempered by revenue growth of $51.9 million or 5% during fiscal 2006 within the clinical services and consulting businesses.

The Clinical Technologies and Services revenue growth of $638.7 million or 41% in fiscal 2005 resulted from the impact of the acquisition of Alaris which contributed $643.8 million. Alaris’s results of operations were not included in the prior period amounts. Strong revenue growth of $101.0 million within the clinical services and consulting businesses from a new account was offset by significant revenue declines within the Pyxis products business. The Pyxis products business experienced a revenue decline of approximately $118.1 million or 17% in fiscal 2005 due to the following:

•	a lengthened sales and installation cycle resulting from product delays and quality and service issues;

•	the decline in sales of the flagship product line, MedStation, of $62.0 million, primarily due to the delayed introduction of Pyxis MedStation® 3000 because of technological difficulties;

•	increased competition within the industry; and

•

the impact from the Audit Committee’s internal review, as more fully described in Note 9 of “Notes to Consolidated Financial Statements,” which created execution issues as the efforts and attention of certain sales and installation teams were diverted from ordinary business operations.

Medical Products Manufacturing. The Medical Products Manufacturing segment’s revenue growth of $95.9 million or 6% during fiscal 2006 resulted primarily from the following:

•	revenue growth of $45.0 million within the segment’s manufactured gloves and respiratory product lines primarily due to new customer accounts of $14.0 million and new products of $31.0 million; and

•	revenue growth in Canada of $16.4 million from new customers.

The Medical Products Manufacturing segment’s revenue growth of $22.7 million or 1% in fiscal 2005 resulted primarily from the following:

•	increased volume to existing customer accounts and new products increased the segment’s revenue in the manufacturing gloves business by $23.7 million;

•	strong international growth of $14.1 million, especially in Canada and Europe based upon the addition of new customer accounts; and

•	favorable foreign exchange rates contributed to the year-over-year comparison by approximately $10.0 million.

The segment’s revenue growth in fiscal 2005 was adversely affected by price reductions and the loss of business from customers within a group purchasing organization (“GPO”) totaling $33.0 million.

Cost of Products Sold

Consolidated cost of products sold increased $6.6 billion or 10% and $9.3 billion or 16%, respectively, for the fiscal years ended June 30, 2006 and 2005. The increases in cost of products sold were primarily due to the respective $7.0 billion or 10% and $9.6 billion or 15% growth in revenue in fiscal 2006 and 2005 and the factors discussed in more detail below under “Gross Margin.”

Gross Margin

Consolidated gross margin increased $354.3 million or 8% for the fiscal year ended June 30, 2006. The increase in gross margin was primarily due to revenue growth of $7.0 billion described above coupled with pharmaceutical price appreciation and new distribution service agreements of $134 million as well as increased cash discounts from manufacturers of $139 million from the Pharmaceutical Distribution business within the Healthcare Supply Chain Services – Pharmaceutical segment, the realization of manufacturing efficiencies within the Clinical Technologies and Services and Medical Products Manufacturing segments of $12.0 million and $30.0 million, respectively, and the product mix within the Clinical Technologies and Services segment of $49.0 million, partially offset by increased customer discounts in the Pharmaceutical Distribution business of $232.0 million and the year-over-year impact of the items discussed in the next paragraph.

Fiscal 2006 consolidated gross margin was negatively impacted by a $31.8 million charge related to vendor credits recorded in the first quarter of fiscal 2006, discussed further within the “Segment Profit” section of “Operating Earnings and Segment Profit,” which was partially offset by a $26.0 million LIFO credit provision from the Pharmaceutical Distribution business within the Healthcare Supply Chain Services—Pharmaceutical segment. Fiscal 2005 adjustments within the Clinical Technologies and Services segment of $23.6 million, discussed below, also favorably impacted the year-over-year comparison. See “Segment Profit” section for further discussion of these matters.

Due to the competitive markets in which the Company’s businesses operate, the Company expects competitive pricing pressures to continue; however, the Company expects the margin impact of these pricing pressures will be mitigated through effective product sourcing, realization of synergies through integration of acquired businesses and continued focus on operational excellence initiatives.

Consolidated gross margin increased $327.3 million or 8% for the fiscal year ended June 30, 2005. The increases in gross margin were primarily due to revenue growth of $9.6 billion described above partially offset by the unfavorable impact of branded pharmaceutical manufacturers’ sales and pricing practices of $31.8 million (see the “Overview” section for further discussion) and increased customer discounts of $248 million from the Pharmaceutical Distribution business within the Healthcare Supply Chain Services – Pharmaceutical segment. The Medical Products Manufacturing segment was negatively impacted by higher commodity prices of $16.0 million and competitive pricing pressures of $19.0 million. Lengthened sales and installation cycles, delayed release of new products and competitive pricing negatively impacted the Pyxis products business within the Clinical Technologies and Services segment.

Fiscal 2005 consolidated gross margin was negatively impacted by the Clinical Technologies and Services inventory valuation adjustments of $23.6 million related to the Alaris acquisition and inventory and accounts receivable adjustments of $30.3 million due to product line rationalizations within the Pyxis business. Within the Healthcare Supply Chain Services – Pharmaceutical segment, gross margin was positively impacted by a $31.7 million LIFO credit provision and negatively impacted by inventory reserves of approximately $14.7 million related to a generic manufacturer’s bankruptcy and $10.0 million related to slow moving inventory. See “Segment Profit” section for further discussion of these matters.

Selling, General and Administrative Expenses

Consolidated selling, general and administrative expenses increased $385.1 million or 15% during fiscal 2006 primarily in support of the $7.0 billion revenue growth and resulting from the impact of expensing equity-based compensation. The Company recorded $207.8 million for equity-based compensation during fiscal 2006 compared to $8.5 million in the comparable prior year periods. See the “Overview” section above and Note 13 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation.

The Company expects selling, general and administrative expenses to grow at a slower rate in fiscal 2007 due in part to the significant changes made to the Company’s equity compensation program resulting in reductions in equity-based compensation, benefits received from the upfront investments related to the One Cardinal Health initiative and disciplined expense control.

Consolidated selling, general and administrative expenses increased $492.1 million or 25% for the fiscal year ended June 30, 2005 primarily in support of the $9.6 billion revenue growth and included a $34.1 million increase in profit sharing expense, a $32.6 million increase in incentive compensation, and an increase in audit and audit-related fees of $7.5 million due to the costs of complying with the Sarbanes-Oxley Act of 2002, expanded audit procedures and a revision in the allocation of audit and audit-related fees to fiscal periods. Within the Medical Products Manufacturing segment, the year-over-year comparison was negatively impacted by expenses of approximately $28.2 million related to the estimated costs of defending or settling outstanding claims as well as pursuing insurance recoveries related to the latex litigation.

Consolidated Operating Earnings and Segment Profit

Consolidated operating earnings and segment profit are as follows:

	For the Fiscal Year Ended June 30, (1) (2) (3)
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical (4)	$1,142.6	$1,223.6	$1,255.4
Healthcare Supply Chain Services—Medical	314.5	367.5	395.4
Clinical Technologies and Services	320.3	238.1	318.7
Medical Products Manufacturing	164.5	175.7	202.7

Total Segment Profit (5)	1,941.9	2,004.9	2,172.2
Corporate (6)	(97.0)	(222.7)	(79.3)

Consolidated Operating Earnings	$1,844.9	$1,782.2	$2,092.9

(1)	During the three months ended September 30, 2005, the Company changed its methodology for allocating corporate costs to the reportable segments to better align corporate spending with the segments that receive the related benefits. In addition, a portion of the corporate costs previously allocated to the PTS Business has been reclassified to the remaining four segments. Prior period information has been reclassified to conform to the new presentation.
(2)	During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R) applying the modified prospective method. Prior to the adoption of SFAS No. 123(R), the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25 and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements. Equity-based compensation expense has been allocated to the segments; see discussions below for the impact of equity-based compensation on the reportable segments’ segment profit. Prior period information has been reclassified to conform to the new presentation. See Note 13 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation.
(3)	See Note 17 of “Notes to Consolidated Financial Statements” for discussion of changes to business segments.
(4)	The Healthcare Supply Chain Services—Pharmaceutical segment amounts were adjusted to reflect the classification of its United Kingdom-based Intercare Pharmaceutical Distribution business as discontinued operations. Prior period amounts were adjusted to reflect this change in classification. See Note 21 of “Notes to Consolidated Financial Statements” for additional information regarding discontinued operations.
(5)	Segment profit is segment revenue less segment cost of products sold, less selling, general and administrative expenses. Information about interest income and expense and income taxes is not provided at the segment level. In addition, special items, impairment charges and other, investment spending and certain other unallocated corporate expenses are not allocated to the segments. Note 17 of “Notes to Consolidated Financial Statements” refers to segment profit as segment operating earnings.
(6)	Corporate expenses primarily include special items, impairment charges and other, and investment spending. See footnote 6 to the table in Note 17 of “Notes to Consolidated Financial Statements” for a description of unallocated Corporate expenses.

The following table summarizes the segment profit growth rates for the segments, as well as the percent of total segment profit (which excludes Corporate) each segment represents:

	Growth (1)		Percent of Total Segment Profit
Years ended June 30,	2006	2005	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical	(7)%	(3)%	59%	61%	58%
Healthcare Supply Chain Services—Medical	(14)%	(7)%	16%	18%	18%
Clinical Technologies and Services	35%	(25)%	16%	12%	15%
Medical Products Manufacturing	(6)%	(13)%	9%	9%	9%

Total Segment Profit (excluding Corporate)			100%	100%	100%

(1)	Growth is calculated as percentage change (increase or decrease) for a given year as compared to immediately preceding year.

Consolidated Operating Earnings.

The Company’s consolidated operating earnings increased $62.7 million or 4% during fiscal 2006 due to growth in the Clinical Technologies and Services segment profit of $82.2 million and the favorable year-over-year impact of special items of $61.0 million and impairment charges and other of $32.5 million, which were partially offset by increased selling, general and administrative expenses of $385.1 million as discussed above. See Notes 2 and 20 of “Notes to Consolidated Financial Statements” for additional information regarding special items and impairment charges and other.

Consolidated operating earnings increased $62.7 million or 4% during fiscal 2006 as a result of the following factors affecting the Company’s segments (see “Segment Profit” section for further discussion of items affecting the segments):

•

Clinical Technologies and Services segment profit increased $82.2 million due to strong revenue growth of $241.0 million, favorable product mix of $49.0 million, manufacturing efficiencies of $12.0 million and integration synergies from the Alaris acquisition of $54.0 million offset by the impact of equity-based compensation expense of $54.9 million;

•

Healthcare Supply Chain Services—Pharmaceutical segment profit was negatively impacted by equity-based compensation expense of $66.9 million, customer discounts of $232.0 million resulting from competitive pricing pressures within the Pharmaceutical Distribution business, a charge of $31.8 million in the first quarter of fiscal 2006 reflecting credits owed to certain vendors and $5.5 million attributable to the loss of the Specialty Distribution business’s largest customer at the beginning of the third quarter of fiscal 2006, which were offset by the positive impact of signed distribution service agreements of $134.0 million, increased cash discounts from manufacturers of $139 million and earnings from generic products of $32.0 million;

•

Healthcare Supply Chain Services – Medical segment profit decreased due to the impact of equity-based compensation expense of $44.7 million offset by revenue growth of $375.6 million or 6% and favorable product mix of $9.0 million;

•

Medical Products Manufacturing segment profit was negatively impacted by equity-based compensation expense of $41.3 million and increased raw materials costs of $25.0 million offset by the favorable year-over-year impact of a $28.2 million latex litigation charge, expense control of $12.0 million, and manufacturing cost reductions of $30.0 million; and

Operating earnings during fiscal 2006 were adversely impacted by the following:

•	increased incentive compensation expense of approximately $36.3 million due to improved operating performance;

•

incremental selling, general and administrative expenses of $38.3 million associated with the One Cardinal Health initiative to streamline the Company’s operations and develop new capabilities in shared services, which are expected to favorably impact costs across the Company in the future; and

•	increased legal expenses of $14.6 million due to outstanding litigation.

Consolidated operating earnings decreased $310.7 or 15% during fiscal 2005 as a result of declining segment profit in each of the Company’s reportable segments (see “Segment Profit” section for further discussion of items affecting the reportable segments).

The Company’s gross margins were dampened primarily by the following:

•

the Pharmaceutical Distribution business within the Healthcare Supply Chain Services—Pharmaceutical segment was impacted by reduced branded vendor margins driven primarily by changes in branded pharmaceutical manufacturers’ sales and pricing practices (see the “Overview” section for further discussion) and increased customer discounts of $248 million due to competitive pricing;

•

the Healthcare Supply Chain Services—Medical segment was impacted by increased selling, general and administrative expenses of $60.1 million due to higher personnel costs as a result of overall business growth, competitive pricing and increased fuel costs of $2.5 million;

•	the Clinical Technologies and Services segment was impacted by a lengthened sales and installation cycle, new product launch delays and increased competition within the Pyxis products business; and

•	Medical Products Manufacturing segment was impacted by competitive pricing of $19.0 million and increased raw material costs of $16.0 million.

Consolidated operating earnings were also adversely affected by the unfavorable impact related to special items of $141.5 million in fiscal 2005. These increased costs related to the Company’s global restructuring program associated with its One Cardinal Health initiative of $69.7 million, the SEC investigation and Audit Committee internal review and related matters of $54.6 million, and the integration of certain acquisitions of $48.3 million, which were partially offset by settlements received in antitrust litigation of $41.7 million (see Note 2 of “Notes to Consolidated Financial Statements” for additional information).

In addition, the Company recorded $38.3 million for asset impairments during fiscal 2005 (see Note 20 of “Notes to Consolidated Financial Statements” for additional information). Consolidated operating earnings for fiscal 2005 were impacted by the favorable impact of approximately $31.7 million from reductions in the LIFO reserve, primarily due to price deflation within generic pharmaceutical inventories, lower inventory levels and lower price increases related to branded pharmaceutical inventories. Consolidated operating earnings for fiscal 2005 were also impacted by the unfavorable impact of the following:

•	an increase in profit sharing expense of approximately $34.1 million compared to fiscal 2004 due to improved operating performance;

•	an increase in incentive compensation expense of approximately $32.6 million compared to fiscal 2004 due to improved operating performance;

•

expenses of approximately $28.2 million within the Medical Products Manufacturing segment related to the estimated costs of defending or settling outstanding claims as well as pursuing insurance recoveries related to the latex litigation;

•

purchase accounting adjustments related to the Alaris acquisition, which included an inventory valuation adjustment to “fair value,” and the adjusted, higher cost inventory being sold, adversely affecting gross margins by approximately $23.6 million;

•	product line rationalization and inventory and accounts receivable reserve adjustments within the Pyxis products business of approximately $30.3 million;

•

an increase in inventory reserves within the Healthcare Supply Chain Services—Pharmaceutical segment of approximately $14.7 million related to a generic manufacturer’s bankruptcy and $10.0 million related to slow moving inventory; and

•

an increase in audit and audit-related fees of approximately $7.5 million compared to fiscal 2004 due to increased costs associated with complying with the Sarbanes-Oxley Act of 2002, expanded audit procedures and a revision in the allocation of audit and audit-related fees to fiscal periods.

Segment Profit

Healthcare Supply Chain Services—Pharmaceutical. Healthcare Supply Chain Services—Pharmaceutical segment profit decreased $81.0 million or 7% in fiscal 2006. Segment profit was impacted by the following:

•	the segment’s revenue growth of $6.4 billion or 10% during fiscal year 2006;

•	a $139.0 million increase in manufacturer cash discounts due to increased sales within the Pharmaceutical Distribution business;

•	the positive impact of distribution service agreements, as the Pharmaceutical Distribution business completed its transition to a fee-for-service business model and pharmaceutical price appreciation increased segment profit by approximately $134.0 million. Pharmaceutical price appreciation averaged 5.6% for the trailing twelve months;

•

increased customer discounts of $232.0 million within the Pharmaceutical Distribution business due to increased sales volume and market pricing due to competitive pressures. The Company expects continued customer discounting due to the competitive market in which it operates;

•

the benefit from a $32.0 million increase in segment profit from generic pharmaceuticals due to sales growth, the competitive supplier market and the introduction of new generic pharmaceuticals within the Pharmaceutical Distribution business;

•

the addition of new vendors to the segment’s National Logistics Center, which improves the supply chain logistics for both the Company and manufacturers, increased segment profit by approximately $27.0 million; and

•	a LIFO reserve reduction of approximately $26.0 million primarily due to price deflation within generic pharmaceutical inventories.

Increases in segment selling, general and administrative expenses decreased segment profit by approximately $151.1 million for fiscal 2006 compared to fiscal 2005. Increases in these expenses were due to the $66.9 million increase in equity-based compensation expense due to the adoption of SFAS No. 123(R), increased sales volume, and $7.0 million of expenses related to the ParMed and Dohmen acquisitions. Future growth in selling, general and administrative expenses is expected to support sales growth, though the Company expects to recognize expense synergies from the integration of acquisitions and operational improvements.

Segment profit was also negatively impacted by the $31.8 million correction of an error, as described in detail below, and a reserve of $10.0 million related to excess inventory from a particular pharmaceutical manufacturer due to purchase commitments in excess of product demand. In addition, the Specialty Distribution business’s largest customer began self distribution on January 1, 2006, which impacted segment profit by $5.5 million primarily due to the loss of this customer during the second half of fiscal 2006.

As noted above, Healthcare Supply Chain Services – Pharmaceutical segment profit was negatively impacted by the correction of an error. During the first quarter of fiscal 2006, the Company discovered that it had inadvertently and erroneously failed to process credits owed to a vendor in prior years. After a thorough review, the Company determined that it had failed to process similar credits for a limited number of additional vendors. These processing failures, specific to a limited area of vendor credits, resulted from system programming, interface and data entry errors relating to these vendor credits which occurred over a period of years. As a result, the Company recorded a charge of $31.8 million in the first quarter of fiscal 2006 reflecting the credits owed to these vendors. Of this charge, approximately $14.2 million related to fiscal 2005, approximately $11.3 million related to fiscal 2004 and approximately $6.3 million related to fiscal 2003 and prior. In connection with this matter, the Company implemented an action plan that has addressed the issues related to the error.

The Company anticipates favorable vendor pricing to continue as a result of continued generic supplier competition, the introduction of new generics and continued pharmaceutical price appreciation; however, the Company’s results could be adversely affected if generic introductions are delayed and/or pharmaceutical price appreciation does not continue at its historical rate. The Company’s results could benefit if generic introductions accelerate or pharmaceutical price appreciation exceeds its historical rate.

Healthcare Supply Chain Services – Pharmaceutical’s segment profit decreased $31.8 million during fiscal 2005 primarily as a result of reduced branded vendor margins resulting from changes in branded pharmaceutical manufacturers’ sales and pricing practices, as discussed above in the “Overview” section, and increased customer discounts of $248 million due to competitive pricing pressures within the Pharmaceutical Distribution business. Branded pharmaceutical manufacturers had changed their sales practices by restricting product available for purchase by pharmaceutical wholesalers. In addition, branded manufacturers’ product pricing practices were less predictable, as the frequency of price increases slowed and the amounts decreased versus historical levels. For fiscal 2005, pharmaceutical price appreciation for the trailing twelve month period was approximately 4.9% compared to 6.2% in fiscal 2004.

In addition, segment profit during fiscal 2005 was adversely impacted by approximately $14.7 million for inventory reserves related to a generic manufacturer’s bankruptcy, approximately $10.0 million related to slow moving inventory reserves and approximately $7.8 million as a result of inventory rationalization of certain health and beauty care products. The decrease in segment profit was partially offset by $31.7 million from reductions in the LIFO reserve primarily due to price deflation within generic pharmaceutical inventories, lower inventory levels and lower price increases related to branded pharmaceutical inventories. Segment profit was also impacted by improved margins from generic products of $133 million and expense control within the Pharmaceutical Distribution business which resulted in lowering selling, general and administrative expenses as a percentage of sales.

Healthcare Supply Chain Services—Medical. Healthcare Supply Chain Services—Medical segment profit decreased $53.0 million or 14% during fiscal 2006 primarily due to the impact of equity-based compensation expense of $44.7 million and other increases in selling, general and administrative costs of $61.6 million due to overall business growth. This decrease was offset by:

•	revenue growth of $375.6 million or 6% during fiscal 2006;

•	favorable product mix from private-label and branded products of $9.0 million due to emphasis being placed on selling Company branded products and other focused product categories; and

•	strong earnings growth of $4.0 million in Canada due to the addition of new products.

Healthcare Supply Chain Services—Medical segment profit decreased $27.9 million during fiscal 2005 primarily due to the following:

•	increased fuel costs of $2.5 million;

•	competitive pricing on a large GPO contract; and

•	selling, general and administrative expenses grew $60.1 million or 8% during fiscal 2005 primarily due to higher personnel costs associated with the overall business growth;

The decrease in segment profit was partially offset by revenue growth of $377.9 million or 6% and incremental growth from new customers.

Clinical Technologies and Services. Clinical Technologies and Services segment profit increased $82.2 million or 35% during fiscal 2006 primarily due to the following:

•	revenue growth of $241.0 million or 11% during fiscal 2006;

•	higher margins due to favorable year-over-year sales mix contributed approximately $49.0 million to segment profit;

•	higher sales volumes of the Alaris infusion pumps created favorable manufacturing efficiencies of approximately $12.0 million through increased utilization and reduced cycle times;

•	improvements in the sales and installation cycles resulting from process improvements;

•	estimated integration synergies from the Alaris acquisition contributed approximately $54.0 million to segment profit; and

•	favorable accounts receivable reserve adjustments of $8.0 million recorded during the third quarter of fiscal 2006 due to improved credit and collection processes and historical write-off trends.

Charges of $23.6 million during fiscal 2005 related to purchase accounting adjustments from the Alaris transaction also contributed to the favorable year-over-year comparison. The $23.6 million charge represented 10 percentage points of the fiscal 2006 segment profit increase. The purchase accounting adjustments during fiscal 2005 included an inventory valuation adjustment to “fair value,” with the adjusted, higher cost inventory being sold during the first two quarters of fiscal 2005. Partially offsetting these increases was equity-based compensation expense, which adversely impacted segment profit by $54.9 million.

The Clinical Technologies and Services segment’s segment profit decreased $80.6 million or 25% during fiscal 2005 primarily from decreased segment profit within the Pyxis products business, which was impacted by:

•	decreased revenue of $118.1 million or 17% for fiscal 2005 due to more aggressive price discounting in the market place and delayed product launches;

•	lower unit margins negatively impacted segment profit by approximately $14.0 million due to year-over-year sales mix;

•	a product line rationalization and inventory and accounts receivable reserve adjustments of approximately $30.3 million resulting from the implementation of lean manufacturing; and

•

the positive segment allocation adjustments recorded during fiscal 2004 of $21.0 million for the estimated interest income that the business would have earned from assets sold as part of the leased asset portfolio sales (the proceeds from the sales were returned to Corporate for general corporate requirements). See footnote 6 to the table in Note 17 of “Notes to Consolidated Financial Statements” for additional discussion as it relates to the fiscal 2004 interest income allocation and the change made in fiscal 2005.

The Alaris acquisition improved segment profit by approximately $75.3 million or 24% for fiscal 2005 as the results of operations from this acquisition are not included in the prior period amounts. Operating results from Alaris, while incremental to the segment’s results year-over-year, were adversely impacted by the effect of purchase accounting adjustments recorded during the first two quarters of fiscal 2005. These adjustments included the inventory valuation adjustment noted above, which adversely affected gross margin by approximately $23.6 million.

Medical Products Manufacturing. Medical Products Manufacturing segment profit decreased $11.2 million or 6% during fiscal 2006 primarily due to the impact of equity-based compensation expense of $41.3 million. This decrease was offset by:

•	the favorable year-over-year impact of a $28.2 million latex litigation charge taken during fiscal 2005;

•	revenue growth of approximately $95.9 million or 6% during fiscal 2006;

•	manufacturing cost reductions of approximately $30.0 million driven by operational improvements and offset by increased raw material costs of $25.0 million;

•	expense control, partially related to the Company’s global restructuring program contributed an estimated $12.0 million to segment profit; and

•	strong earnings growth in Canada, driven by increased sales volume, positively impacted segment profit by approximately $2.0 million.

Medical Products Manufacturing segment profit decreased $27.0 million or 13% during fiscal 2005 primarily due to the following:

•	pricing pressures and customer losses of self-manufactured products negatively impacted segment profit by $19.0 million due to competitive market conditions;

•	raw material costs negatively impacted segment profit by approximately $16.0 million due to commodity price increases; and

•	adjustments of approximately $28.2 million for the estimated costs of defending or settling outstanding claims as well as pursuing insurance recoveries related to the latex litigation.

Selling, general and administrative expenses grew approximately $59.6 million or 20% during fiscal 2005 primarily due to the charge for latex litigation described above and higher personnel costs associated with the overall business growth. These items were partially offset by revenue growth of 1%, manufacturing cost reductions of approximately $40.0 million, expense control related to the Company’s global restructuring program of approximately $2.0 million and incremental segment profit from new customers.

Impairment Charges and Other

See Note 20 of “Notes to Consolidated Financial Statements” for additional information regarding “impairment charges and other.”

Special Items

The following is a summary of the Company’s special items:

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Restructuring costs	$47.6	$80.3	$13.8
Merger-related costs	25.4	48.3	42.9
Litigation settlements, net	(19.0)	(41.7)	(55.8)
Other	26.5	54.6	37.9

Total special items	$80.5	$141.5	$38.8

Special items primarily relate to the Company’s global restructuring program, the SEC investigation and Audit Committee internal review and related matters, the integration costs of certain acquisitions and settlements received in antitrust and vitamin litigation. See Note 2 of the “Notes to Consolidated Financial Statements” for details of the Company’s special items.

Interest Expense and Other

Interest expense and other decreased $13.3 million during fiscal 2006. Interest expense was relatively constant for fiscal 2006 as compared to the prior year. Other items that positively impacted interest expense and other include the year-over-year increase in investment income of $7.1 million and foreign exchange activity resulting in gains of approximately $3.9 million.

Interest expense and other increased $33.8 million during fiscal 2005 primarily due to increased borrowing levels and interest rates. The Company manages its exposure to interest rates using various hedging strategies (see Notes 1 and 5 in “Notes to Consolidated Financial Statements”).

Provision for Income Taxes

The provisions for income taxes relative to earnings before income taxes, discontinued operations and cumulative effect of change in accounting were 33.2%, 35.9% and 32.6% of pretax earnings in fiscal 2006, 2005 and 2004, respectively. Generally, fluctuations in the effective tax rate are due to changes within international and U.S. state effective tax rates resulting from the Company’s business mix and changes in the tax impact of special items, which may have unique tax implications depending on the nature of the item and the taxing jurisdiction. The Company’s effective tax rate reflects tax benefits derived from increasing operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35%. The Company has tax incentive agreements in several non-U.S. tax jurisdictions which will expire in fiscal years 2009 through 2024 if not renewed. The Company does not believe that potential changes from existing tax incentive agreements will have a material adverse effect on the Company’s financial position or results of operations.

The Company’s fiscal 2006 provision for income taxes relative to earnings before income taxes and discontinued operations was $577.1 million and the effective tax rate was 33.2%. The fiscal 2006 effective tax rate benefited by 0.2 percentage points from equity-based compensation expense, which is deductible at a tax rate higher than the average tax rate. The fiscal 2006 effective tax rate was adversely impacted by 0.2 percentage points due to the non-deductibility of certain special items.

The Company’s fiscal 2005 provision for income taxes relative to earnings before income taxes and discontinued operations was $597.3 million and the effective tax rate was 35.9%. The fiscal 2005 effective tax rate was adversely impacted by 1.6 percentage points due to expenses related to the repatriation under the American Jobs Creation Act of 2004 (the “AJCA”) and 0.5 percentage points due to the non-deductibility of certain special items. The tax rate during fiscal 2005 was not significantly impacted by equity-based compensation as the Company implemented SFAS No. 123(R) applying the modified prospective method in the first quarter of fiscal 2006.

A provision of the AJCA created a temporary incentive for U.S. corporations to repatriate undistributed income earned abroad by providing an 85% dividends received deduction for certain dividends from non-U.S. subsidiaries. During the fourth quarter of fiscal 2005, the Company determined that it would repatriate $500 million of accumulated non-U.S. earnings in fiscal 2006 pursuant to the repatriation provisions of the AJCA, and accordingly the Company recorded a related tax liability of $26.3 million as of June 30, 2005. The $500 million is the maximum repatriation available to the Company under the repatriation provisions of the AJCA. During fiscal 2006, the Company repatriated $494 million of qualifying accumulated foreign earnings in accordance with its plan adopted during fiscal 2005. An additional tax liability of $0.4 million was recorded during fiscal 2006 due to new state legislation with respect to the AJCA, bringing the Company’s total tax liability related to the repatriation recorded through June 30, 2006 to $26.7 million. Uses of repatriated funds include domestic expenditures related to non-executive salaries, capital asset investments and other permitted activities. See Note 6 of “Notes to Consolidated Financial Statements” for additional information.

Loss from Discontinued Operations

See Note 21 in “Notes to Consolidated Financial Statements” for information on the Company’s discontinued operations.

CRITICAL ACCOUNTING POLICIES AND SENSITIVE ACCOUNTING ESTIMATES

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations, and require use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing the Company’s consolidated financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see Note 1 of “Notes to Consolidated Financial Statements.”

Allowance for doubtful accounts

Trade receivables are amounts owed to the Company through its operating activities and are presented net of an allowance for doubtful accounts. The Company also provides financing to various customers. Such financing arrangements range from one to ten years at interest rates that generally are subject to fluctuation. These financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivables are recorded net of an allowance for doubtful accounts and are included in other assets. Extending credit terms and calculating the required allowance for doubtful accounts involve the use of judgment by the Company’s management.

In determining the appropriate allowance for doubtful accounts, which includes general and specific reserves, the Company reviews accounts receivable aging, industry trends, customer financial strength, credit standing, historical write-off trends and payment history to assess the probability of collection. The Company continuously monitors the collectibility of its receivable portfolio by analyzing the aging of its accounts receivable, assessing credit worthiness of its customers and evaluating the impact of changes in economic conditions that may impact credit risks. If the frequency or severity of customer defaults changes due to changes in customers’ financial condition or general economic conditions, the Company’s allowance for uncollectible accounts may require adjustment.

The allowance for doubtful accounts was $126.4 million and $116.0 million at June 30, 2006 and 2005, respectively. This allowance represented 2.6% and 3.0% of customer receivables at June 30, 2006 and 2005, respectively. The allowance for doubtful accounts as a percentage of revenue was 0.16%, 0.16% and 0.20% at June 30, 2006, 2005 and 2004, respectively. The allowance for doubtful accounts was reduced by $22.6 million, $21.3 million and $19.2 million in fiscal 2006, 2005, and 2004, respectively, for customer deductions and write-offs and was increased/(decreased) by additional provisions of $24.6 million, $7.8 million and $(1.0) million in fiscal 2006, 2005 and 2004, respectively. A hypothetical 0.1% increase or decrease in the reserve as a percentage of trade receivables to the fiscal 2006 reserve would result in an increase or decrease in bad debt expense of approximately $4.9 million.

Reserve methodologies are validated annually based on historical losses and economic, business and market trends. In addition, reserves are reviewed quarterly and updated if unusual circumstances or trends are present. The Company believes that the reserve maintained and expenses recorded in fiscal 2006 are appropriate and consistent with historical methodologies employed. At this time, the Company is not aware of any internal process or customer issues that might lead to a significant future increase in the Company’s allowance for doubtful accounts as a percentage of net revenue.

The total reserve at June 30, 2006 and June 30, 2005 exceeded the total Company receivable balance greater than 60 days past due at those same dates. See Schedule II included in Exhibit 99.01 to the April 26, 2007 Form 8-K which includes a rollforward of activity for these allowance reserves.

Inventories

A substantial portion of inventories (approximately 75% in 2006 and 70% in 2005) are stated at the lower of cost, using the LIFO method, or market. These inventories are included within the core distribution facilities and the National Logistics Center within the Company’s Healthcare Supply Chain Services – Pharmaceutical segment and are primarily merchandise inventories. The LIFO impact on the consolidated statement of earnings in a given year is dependent on pharmaceutical price inflation and the level of inventory. Prices for branded pharmaceuticals and consumer products are primarily inflationary, which results in an increase in cost of products sold, whereas prices for generic pharmaceuticals are deflationary, which results in a decrease in cost of products sold.

Under the LIFO method, it is assumed that the most recent inventory purchases are the first items sold. As such, the Company uses LIFO to better match costs and revenues. Therefore, reductions in the overall inventory levels resulting from declining brand pharmaceutical and consumer product inventory levels generally will result in a decrease in future cost of goods sold, as the remaining inventory will be held at a lower cost due to the inflationary environment. Conversely, reductions in the overall inventory levels created by declining generic pharmaceutical inventory levels would generally increase future cost of goods sold, as the remaining inventory will be held at a higher cost due to the deflationary environment. In fiscal 2006, the LIFO credit of $26.0 million was primarily due to price deflation in generic pharmaceutical inventories. The LIFO credit in fiscal 2005 of $31.7 million was primarily due to price deflation within generic pharmaceutical inventories, lower inventory levels and lower price increases related to branded pharmaceutical inventories.

The remaining inventory is primarily stated at the lower of cost, using the first-in, first-out (“FIFO”) method, or market. If the Company had used the FIFO method of inventory valuation for all inventory, which approximates current replacement cost, inventories would not have changed in fiscal 2006 and would have increased $26.0 million in 2005. Due to continued deflation in generic pharmaceutical inventories, inventories at LIFO are approximately $1.0 million higher than its FIFO value as of June 30, 2006. However, the Company’s policy is not to record inventories in excess of its current market value.

Below is a reconciliation of FIFO inventory to LIFO inventory:

	June 30,
(in millions)	2006	2005
FIFO inventory	$7,493.0	$7,066.2
LIFO reserve valuation	—	(26.0)

Total inventory	$7,493.0	$7,040.2

Inventories recorded on the Company’s consolidated balance sheets are net of reserves for excess and obsolete inventory which were $112.2 million and $113.7 million, respectively, at June 30, 2006 and June 30, 2005. The Company reserves for inventory obsolescence using estimates based on historical experiences, sales trends, specific categories of inventory and age of on-hand inventory. If actual conditions are less favorable than the Company’s assumptions, additional inventory reserves may be required, however these would not be expected to have a material adverse impact on the Company’s consolidated financial statements.

Goodwill and Other Intangibles

The Company accounts for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Accordingly, the Company does not amortize goodwill and intangible assets with indefinite lives. Intangible assets with finite lives, primarily customer relationships and patents and trademarks, continue to be amortized over their useful lives. In conducting the impairment test, the fair value of the Company’s reporting units is compared to its carrying amount including goodwill. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment.

The Company’s impairment analysis is based on a review of the price/earnings ratio for publicly traded companies similar in nature, scope and size or a discounted cash flow analysis. The methods and assumptions used to test impairment have been consistently applied for the periods presented. The discount rate used for impairment testing is based on the risk-free rate plus an adjustment for risk factors. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate used could affect the estimated fair value of the assets and potentially result in impairment. Any identified impairment would result in an adjustment to the Company’s results of operations.

The Company performed its annual impairment tests in fiscal 2006 and 2005, neither of which resulted in the recognition of any impairment charges. Decreasing the price/earnings ratio of competitors used for impairment testing by one point or increasing the discount rate in the discounted cash flow analysis used for impairment testing by 1% would not have indicated impairment for any of the Company’s reporting units for fiscal 2006 or 2005. An increase in the price/earnings ratio of competitors used for impairment testing or a decrease in the discount rate in the discounted cash flow analysis would not adversely affect the computed fair value of the reporting units. See Note 16 of “Notes to Consolidated Financial Statements” for additional information regarding goodwill.

Business Combinations

Assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of the Company’s acquisitions is assigned to intangible assets which require management to use significant judgment in determining fair value. The Company typically utilizes third-party valuation experts for this process. In addition, current and future amortization expense for such intangibles is impacted by purchase price allocations as well as the assessment of estimated useful lives of such intangibles, excluding goodwill. The Company believes the assets recorded and the useful lives established are appropriate based upon current facts and circumstances.

In conjunction with the review of a transaction, the valuation experts assess the status of the acquired company’s research and development projects to determine the existence of in-process research and development (“IPR&D”). The Company has not historically recorded significant costs related to IPR&D. However, in conjunction with the acquisition of Alaris, the Company was required to estimate the fair value of acquired IPR&D which required selecting an appropriate discount rate and estimating future cash flows for each project. Management also assessed the current status of development, nature and timing of efforts to complete such development, uncertainties and other factors when estimating the fair value. Costs were not assigned to IPR&D unless future development was probable. Once the fair value was determined, an asset was established and, as required by U.S. generally accepted accounting principles, immediately written-off as a special item in the Company’s consolidated statement of earnings. The Company recorded $12.7 million as a special item in fiscal 2004 representing an estimate of Alaris’ IPR&D (see Note 2 of “Notes to Consolidated Financial Statements”).

Special Items

The Company’s special items consist primarily of costs that relate to the integration of previously acquired companies or costs of restructuring operations to improve productivity. Integration costs from acquisitions accounted for under the pooling of interests method have been recorded in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring),” and SEC Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges.” Certain costs related to these acquisitions, such as employee and lease terminations and other facility exit costs, were recognized at the date the integration plan was adopted by management. Certain other integration costs that did not meet the criteria for accrual at the commitment date have been expensed as the integration plan has been implemented.

The costs associated with integrating acquired companies under the purchase method are recorded in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Certain costs to be incurred by the Company as the acquirer, such as employee and lease terminations and other facility exit costs, are recognized at the date the integration plan is committed to and adopted by management. Certain other integration costs that do not meet the criteria for accrual at the commitment date are expensed as the integration plan is implemented.

At the beginning of the third quarter of fiscal 2003, the Company implemented SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” to account for costs incurred in restructuring activities. Under this standard, a liability for most types of exit costs is recognized as incurred. As discussed above, the Company previously accounted for costs associated with restructuring activities under EITF Issue No. 94-3, which required the Company to recognize a liability for restructuring costs on the date of the commitment to an exit plan.

The majority of the special items related to acquisitions and restructurings can be classified in one of the following categories: employee-related costs, exit costs (including lease termination costs), asset impairments and other integration costs. Employee costs include severance and termination benefits. Lease termination costs include lease cancellation fees, forfeited deposits and remaining payments due under existing lease agreements less estimated sublease income. Other facility exit costs include costs to move equipment or inventory out of a facility as well as other costs incurred to shut down a facility. Asset impairment costs include the reduction in value of the Company’s assets as a result of the integration or restructuring activities. Other integration costs primarily include charges directly related to the integration plan such as consulting costs related to information systems and employee benefit plans as well as relocation and travel costs directly associated with the integration plan.

The Company also records settlements of significant lawsuits that are infrequent, non-recurring or unusual in nature as special items. In addition, costs related to legal fees and document preservation and production costs incurred in connection with the SEC investigation and the Audit Committee internal review and related matters are also classified as special items. See Note 2 of “Notes to Consolidated Financial Statements” for additional information.

Vendor Reserves

The Company maintains reserves to cover areas of exposure with its vendors. In determining appropriate vendor reserves, the Company assesses historical experience and current outstanding claims. The Company has established various levels of reserves based on the type of claim and status of review. The Company researches and resolves various types of contested transactions based on discussions with vendors, Company policy and findings of research performed. Though the transaction types are relatively consistent, the Company has periodically refined its estimate methodology over the past few years by updating the reserve estimate percentages based upon historical experiences. Changes to the estimate percentages have resulted in a financial impact to the Company’s cost of products sold in the period in which the change was made.

At June 30, 2006 and June 30, 2005, vendor reserves were $99.3 million and $102.6 million, respectively. Approximately 71% and 76% of the vendor reserve at June 30, 2006 and June 30, 2005, respectively, pertained to the Healthcare Supply Chain Services—Pharmaceutical segment. Fluctuations in the reserve balance are also caused by the variations of outstanding claims from period to period, timing of settlements and specific vendor issues, such as bankruptcies (significant events would be described above in the operating earnings discussion of “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). Though vendor transactions remain relatively consistent from period to period, unforeseen events such as the deterioration in the financial condition of a large vendor or a settlement of numerous outstanding claims could cause the reserve to fluctuate, and thus, have a financial impact on the period’s financial results.

At any given time, there are outstanding items in various stages of research and resolution. The ultimate outcome of certain claims may be different than the Company’s original estimate and may require adjustment. However, the Company believes reserves recorded for such disputes are adequate based upon current facts and circumstances.

Equity-Based Compensation

During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R) applying the modified prospective method. This Statement requires all equity-based payments to employees, including grants of options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award.

The fair values of options granted after the Company adopted this Statement were determined using a lattice valuation model and all options granted prior to adoption of this Statement were valued using a Black-Scholes model. The Company’s estimate of an option’s fair value is dependent on a complex estimation process that requires the estimation of future uncertain events. These estimates which are entered within the option valuation model include, but are not limited to, stock price volatility, the expected option life, expected dividend yield and option forfeiture rates. Effective with all options granted during fiscal 2006, the Company estimates its future stock price volatility based on implied volatility from traded options on the Company’s Common Shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). The Company analyzed historical data to estimate option exercise behaviors and employee terminations to estimate the expected option life and forfeiture rates. The Company calculated separate option valuations for three separate groups of employees with similar historical exercise behaviors. Once employee stock option values are determined, current accounting practices do not permit them to be changed, even if the estimates used in the valuation model are different from actual results. However, SFAS No. 123(R) requires the Company to compare its estimated option forfeiture rates to actual forfeiture rates and record any adjustments as necessary. See Note 13 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation.

Income Taxes

The Company’s income tax expense, deferred tax assets and liabilities and income tax reserves reflect management’s assessment of estimated future taxes to be paid on items in the financial statements.

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes. The Company had net deferred income tax assets of $461.1 million and $300.4 million at June 30, 2006 and 2005, respectively. The Company also had net deferred income tax liabilities of $1,679.1 million and $1,536.3 million at June 30, 2006 and 2005, respectively. Included in the net deferred income tax assets are net federal, state and local, and international loss and credit carryforwards at June 30, 2006 and 2005 of $84.9 million and $82.6 million, respectively. The Company has established a net valuation allowance of $34.4 million at June 30, 2006 against certain deferred tax assets, which primarily relates to state and international loss and credit carryforwards for which the ultimate realization of future benefits is uncertain. Expiring carryforwards and the required valuation allowances are adjusted annually. After application of the valuation allowances described above, the Company anticipates no limitations will apply with respect to utilization of any of the other net deferred income tax assets described above.

In addition, the Company has established an estimated liability for federal, state and non-U.S. income tax exposures that arise and meet the criteria for accrual under SFAS No. 5, “Accounting for Contingencies.” The Company prepares and files tax returns based on its interpretation of tax laws and regulations and records estimates based on these judgments and interpretations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law resulting from legislation, regulation and/or as concluded through the various jurisdictions tax court systems.

The Company has developed a methodology for estimating its tax liability related to such matters and has consistently followed such methodology from period to period. The liability amounts for such matters are based on an evaluation of the underlying facts and circumstances, a thorough research of the technical merits of the Company’s arguments and an assessment of the probability of the Company prevailing in its arguments. In all cases, the Company considers previous findings of the Internal Revenue Service and other taxing authorities. The Company generally consults with external tax advisers in reaching its conclusions. Amounts accrued for a particular period are adjusted when a significant change in facts or circumstances has occurred.

The Company believes that its estimates for the valuation allowances against deferred tax assets and tax contingency reserves are appropriate based on current facts and circumstances. However, other people applying reasonable judgment to the same facts and circumstances could develop a different estimate and the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

In addition to income mix from geographical regions, the significant assumptions and estimates described in the preceding paragraphs are important contributors to the ultimate effective tax rate in each year. Although not material to the effective tax rate for the three fiscal years ended June 30, 2006, if any of the Company’s assumptions or estimates were to change, an increase/decrease in the Company’s effective tax rate by 1% on earnings before income taxes, discontinued operations and cumulative effect of change in accounting would have caused income tax expense to increase/decrease by $17.4 million for the fiscal year ended June 30, 2006.

Loss Contingencies

The Company accrues for contingencies related to litigation in accordance with SFAS No. 5, which requires the Company to assess contingencies to determine degree of probability and range of possible settlement. An estimated loss contingency is accrued in the Company’s consolidated financial statements if it is probable that a liability has been incurred and the amount of the settlement can be reasonably estimated. Assessing contingencies is highly subjective and requires judgments about future events. The Company regularly reviews contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate settlement may differ from these estimates.

Self Insurance Accruals

The Company is self-insured for employee medical and dental insurance programs. The Company had recorded liabilities totaling $24.1 million and $26.0 million for estimated costs related to outstanding claims at June 30, 2006 and 2005, respectively. These costs include an estimate for expected settlements on pending claims, administrative fees and an estimate for claims incurred but not reported. These estimates are based on the Company’s assessment of outstanding claims, historical analysis and current payment trends. The Company records an estimate for the claims incurred but not reported using an estimated lag period. This lag period assumption has been consistently applied for the periods presented. If the lag period was hypothetically adjusted by a period equal to a half month, the impact on earnings would be $5.5 million. If the amount of claims, medical or dental costs increase beyond what was estimated, the reserve might not be sufficient and additional expense could be required. However, the Company believes the liabilities recorded are adequate based upon current facts and circumstances. Medical and dental insurance expense was $140.5 million, $140.4 million and $120.8 million in fiscal 2006, 2005 and 2004, respectively.

Through a wholly owned insurance subsidiary, the Company has certain deductibles or is self-insured for various risks including general liability, product liability, pharmacist professional liability, auto liability, property and workers’ compensation. However, claims in excess of certain limits are insured with commercial insurers. The Company had recorded liabilities totaling $76.3 million and $66.4 million for anticipated costs related to liability, property and workers’ compensation at June 30, 2006 and 2005, respectively. These costs include an estimate for expected settlements on pending claims, defense costs, claims adjustment costs and an estimate for claims incurred but not reported. For certain types of exposures the Company uses third parties to assist in developing the estimate of expected ultimate costs to settle each claim which is based on specific information related to each claim. For claims incurred but not reported the liabilities are calculated by outside actuaries and are derived in accordance with generally accepted actuarial practices. The amount of ultimate liability in respect to these matters is dependent on future contingent events that cannot be predicted with certainty and may differ from these estimates. Although the Company believes that liability estimates are appropriate based on information available at June 30, 2006, it is possible, based on generally accepted actuarial analysis, that under adverse conditions the ultimate liability could exceed recorded expected liabilities as of June 30, 2006 by as much as $4.2 million. The insurance expense for general liability, product liability, pharmacist professional liability, auto liability, property and workers’ compensation was $71.3 million, $66.5 million and $51.6 million in fiscal 2006, 2005 and 2004, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

The following table summarizes the Company’s Consolidated Statements of Cash Flows for fiscal 2006, 2005 and 2004:

	Fiscal Years Ended June 30,
(in millions)	2006	2005	2004
Net cash provided by/(used in):
Operating activities	$2,120.8	$2,855.7	$2,659.3
Investing activities	$(1,187.2)	$(876.1)	$(2,439.4)
Financing activities	$(1,032.2)	$(1,657.3)	$(815.0)

Operating activities. Net cash provided by operating activities from continuing operations during fiscal 2006 totaled approximately $1.9 billion, a decrease of $625.4 million when compared to fiscal 2005. The year-over-year decrease was primarily a result of the net proceeds received during fiscal 2005 of $550 million under the Company’s committed receivables sales facility program. See Note 8 of “Notes to Consolidated Financial Statements” for information regarding this program. During fiscal 2006, accounts payable increased approximately $1.5 billion, which was partially offset by increased inventories of $356.1 million and increased accounts receivable of approximately $895.3 million during this period. The accounts payable and related receivable and inventory increases are due to the new sales volume from an existing large retail chain customer and the timing of inventory purchases from vendors in the Healthcare Supply Chain Services—Pharmaceutical segment.

Net cash provided by operating activities from continuing operations during fiscal 2005 totaled approximately $2.5 billion, a decrease of $68.3 million when compared to fiscal 2004. Net cash provided by continuing operating activities were adversely affected by a $287.7 million decrease in earnings from continuing operations before cumulative effect of change in accounting and the $183.9 million increase in net investment in sales-type leases. These decreases were offset by the net proceeds received during fiscal 2005 of $550 million under the Company’s committed receivables sales facility program. For further discussion of changes in the Company’s earnings from continuing operations, see the “Results of Operations” section above.

Net cash provided by discontinued operations during fiscal 2006 contributed $270.6 million to operating activities, a decrease of $109.5 million when compared to fiscal 2005. The decrease in cash provided by discontinued operations was primarily a result of the increased loss from discontinued operations of $146.8 million and the changes in operating assets and liabilities. The increase in the loss from discontinued operations was primarily the result of the $255.7 million of non-cash asset impairments. Net cash provided by discontinued operations during fiscal 2005 contributed $380.1 million to operating activities, an increase of $264.7 million when compared to fiscal 2004. The year-over-year increase was primarily a result of the non-cash impairment charges of $180.7 million and changes in operating assets and liabilities.

Investing activities. Cash used in investing activities for continuing operations of $1.1 billion during fiscal 2006 primarily represents the Company’s purchase of $398.6 million of short-term investments classified as available for sale and capital spending of approximately $339.8 million to develop and enhance the Company’s infrastructure. In addition, during fiscal 2006, the Company used cash of approximately $362.2 million to complete acquisitions which expand its role as a provider of services to the healthcare industry and are primarily associated with the acquisitions of Dohmen and ParMed within the Healthcare Supply Chain Services – Pharmaceutical segment, Denver Biomedical within the Medical Products Manufacturing segment and the remaining minority interest of Source Medical within the Healthcare Supply Chain Services – Medical segment. See “Acquisitions and Divestitures” within “Item 1—Business” of the 2006 Form 10-K for further information regarding the Company’s acquisitions.

Cash used in investing activities for continuing operations during fiscal 2005 and 2004 of $693.9 million and $2.0 billion, respectively, primarily represents the Company’s use of cash to complete acquisitions and capital spending to develop and enhance the Company’s infrastructure, including facilities, information systems and other machinery and equipment. During fiscal 2005, the majority of the cash used in investing activities related to capital spending and costs associated with the acquisitions of Alaris and Geodax. During fiscal 2005, cash used in investing activities also included approximately $99.8 million related to the purchase of investment securities available for sale. See Note 22 of “Notes to Consolidated Financial Statements” for information on the Company’s investments. The majority of the cash used in investing activities during fiscal 2004 was related to costs associated with the acquisitions of Alaris and Medicap Pharmacies Incorporated.

Cash used in investing activities for discontinued operations in fiscal 2006 and 2005 of $100.0 million and $182.2 million, respectively, primarily represents capital spending of $103.4 million and $214.3 million, respectively. Cash used in investing activities for discontinued operations in fiscal 2004 of $425.5 million represents $289.3 million for acquisitions, primarily the acquisition of certain Intercare businesses and $167.9 million of capital spending.

Financing activities. The Company’s financing activities for continuing operations utilized cash of $1.0 billion, $1.7 billion and $842.4 million during fiscal 2006, 2005 and 2004, respectively. The Company’s financing activities used cash of $1.0 billion during fiscal 2006 primarily due to the $1.5 billion utilized to repurchase the Company’s Common Shares as authorized by its Board of Directors (see “Share Repurchase Program” below for additional information). In addition, the Company utilized cash to purchase certain buildings and equipment which were under capital lease agreements reflected in the reduction of long-term obligations of $257.6 million and pay dividends on its Common Shares of approximately $101.8 million. The above uses of cash were partially offset by $500 million received from the issuance of Notes in December of 2005 (net proceeds of $496.7 million) and the proceeds received from the shares issued under various employee stock plans of approximately $240.8 million.

Cash used in financing activities during fiscal 2005 primarily reflects the Company’s decisions to retire its commercial paper and certain debt assumed in the Alaris acquisition and repurchase its Common Shares as authorized by its Board of Directors. During fiscal 2005, the Company utilized $500.3 million to repurchase its Common Shares. Cash used in financing activities during fiscal 2004 primarily reflects the Company’s decision to repurchase approximately $1.5 billion of its shares as authorized by its Board of Directors. These cash outflows for fiscal 2004 were partially offset by net proceeds of approximately $493.2 million received from the Company’s debt facilities and proceeds of approximately $216.7 million received from shares issued under various employee stock plans.

Cash used in financing activities for discontinued operations in fiscal 2006, 2005, and 2004 represents approximately $48.4 million, $21.9 million and $29.1 million, respectively, in repayments on borrowings. Offsetting these repayments were $28.8 million, $17.3 million and $56.5 million of proceeds from additional borrowings.

International Cash

The Company’s cash balance of approximately $1.2 billion as of June 30, 2006 includes approximately $217.0 million of cash held by its subsidiaries outside of the United States. Although the vast majority of cash held outside the United States is available for repatriation, doing so subjects it to United States federal income tax.

Share Repurchases

During fiscal 2006, 2005 and 2004, the Company’s Board of Directors approved, and management completed, several share repurchase programs. The Company repurchased approximately $3.5 billion of shares, in the aggregate, through these share repurchase programs over this period of time. During fiscal 2006, the Company repurchased approximately 21.9 million shares having an average price paid per share of $68.39. During fiscal 2005, the Company repurchased approximately 8.8 million shares having an average price paid per share of $56.76. During fiscal 2004, the Company repurchased approximately 24.2 million shares having an average price paid per share of $62.03. The repurchased shares were placed into treasury to be used for general corporate purposes. See “Issuer Purchases of Equity Securities” within “Item 5—Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases

of Equity Securities” within the 2006 Form 10-K for further information regarding the Company’s most recent share repurchase program.

Capital Resources

In addition to cash, the Company’s sources of liquidity include a $1 billion commercial paper program backed by a $1 billion revolving credit facility, a $150 million extendible commercial note program and a committed receivables sales facility program with the capacity to sell $800 million in receivables. See Note 8 in “Notes to Consolidated Financial Statements” for more information on the Company’s committed receivables sales facility program. The Company initiated the $1 billion commercial paper program in August 2006, which replaced its former $1.5 billion commercial paper program. As of June 30, 2006, the Company did not have any outstanding borrowings from the commercial paper program. The Company entered into a $1 billion revolving credit agreement in November 2005, which replaced two $750 million revolving credit facilities. This new facility is available for general corporate purposes. The Company also has other short-term credit facilities of approximately $307.2 million, of which $161.8 million was outstanding as of June 30, 2006. On December 15, 2005, the Company issued $500 million of 5.85% Notes due 2017. The proceeds of the debt issuance were used for general corporate purposes, which included working capital, capital expenditures, acquisitions, investments, repayment of indebtedness and repurchases of equity securities.

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity (the “Accounts Receivable and Financing Entity”), which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The Accounts Receivable and Financing Entity, which is consolidated by the Company as it is the primary beneficiary of the variable interest entity, issued $250 million and $400 million in preferred variable debt securities to parties not affiliated with the Company during fiscal 2004 and 2001, respectively. These preferred debt securities are classified as “long-term obligations, less current portion and other short-term obligations” in the Company’s consolidated balance sheet.

From time to time, the Company considers and engages in acquisition transactions in order to expand its role as a leading provider of services to the healthcare industry. The Company evaluates possible candidates for merger or acquisition and considers opportunities to expand its role as a provider of products and services to the healthcare industry through all its reportable segments. If additional transactions are entered into or consummated, the Company may need to enter into funding arrangements for such mergers or acquisitions.

The Company currently believes that, based upon existing cash, operating cash flows, available capital resources (as discussed above) and other available market transactions, it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, contractual obligations and current and projected debt service requirements, including those related to business combinations.

Debt Ratings/Covenants

The Company’s senior debt credit ratings from S&P, Moody’s and Fitch are BBB, Baa2 and BBB+, respectively, the commercial paper ratings are A-2, P-2 and F2, respectively, and the ratings outlooks are “stable”.

The Company’s various borrowing facilities and long-term debt, except for the preferred debt securities as discussed below, are free of any financial covenants other than minimum net worth which cannot fall below $5.0 billion at any time. As of June 30, 2006, the Company was in compliance with this covenant. The Company’s preferred debt securities contain a minimum adjusted tangible net worth covenant (adjusted tangible net worth cannot fall below $2.5 billion) and certain financial ratio covenants. As of June 30, 2006, the Company was in compliance with these covenants. A breach of any of these covenants would be followed by a grace period during which the Company may discuss remedies with the security holders, or extinguish the securities, without causing an event of default.

Interest Rate and Currency Risk Management

The Company uses foreign currency forward contracts, currency options and interest rate swaps to manage its exposure to cash flow variability. The Company also uses foreign currency forward contracts and interest rate swaps to protect the value of its existing foreign currency assets and liabilities and the value of its debt. See Notes 1 and 5 of “Notes to Consolidated Financial Statements” for information regarding the use of financial instruments and derivatives, including foreign currency hedging instruments.

CONTRACTUAL OBLIGATIONS

As of June 30, 2006, the Company’s contractual obligations, including estimated payments due by period, are as follows:

	Payments Due by Period
(in millions)	2007	2008-2009	2010-2011	Thereafter	Total
On Balance Sheet:
Long-term debt (1)	$195.8	$871.9	$488.9	$1,213.9	$2,770.5
Interest on long-term debt	169.5	315.8	216.9	542.9	1,245.1
Capital lease obligations (2)	4.8	6.1	4.9	6.2	22.0
Other long-term liabilities (3)	0.4	0.2	—	—	0.6

Off-Balance Sheet:
Operating leases (4)	82.1	135.3	91.8	122.3	431.5
Purchase obligations (5)	594.0	18.0	3.4	2.7	618.1

Total financial obligations	$1,046.6	$1,347.3	$805.9	$1,888.0	$5,087.8

(1)	Represents maturities of the Company’s long-term debt obligations excluding capital lease obligations described below. See Note 4 in “Notes to Consolidated Financial Statements” for further information.
(2)	Represents maturities of the Company’s capital lease obligations included within long-term debt on the Company’s balance sheet and the related estimated future interest payments.
(3)	Represents cash outflows by period for certain of the Company’s long-term liabilities in which cash outflows could be reasonably estimated. Certain long-term liabilities, such as deferred taxes, have been excluded from the table above as there are no cash outflows associated with the liabilities or the timing of the cash outflows cannot reasonably be estimated.
(4)	Represents minimum rental payments and the related estimated future interest payments for operating leases having initial or remaining non-cancelable lease terms as described in Note 10 of “Notes to Consolidated Financial Statements.”
(5)	Purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding and specifying all significant terms, including the following: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and approximate timing of the transaction. The purchase obligation amounts disclosed above represent estimates of the minimum for which the Company is obligated and the time period in which cash outflows will occur. Purchase orders and authorizations to purchase that involve no firm commitment from either party are excluded from the above table. In addition, contracts that can be unilaterally cancelled with no termination fee or with proper notice are excluded from the Company’s total purchase obligations except for the amount of the termination fee or the minimum amount of goods that must be purchased during the requisite notice period. The significant amount disclosed within fiscal 2007, as compared to other periods, primarily represents obligations to purchase inventories within the Healthcare Supply Chain Services – Pharmaceutical segment.

OFF-BALANCE SHEET ARRANGEMENTS

See Note 8 in “Notes to Consolidated Financial Statements” for a discussion of off-balance sheet arrangements.

OTHER

Recent Financial Accounting Standards. See Note 1 in “Notes to Consolidated Financial Statements” for a discussion of recent financial accounting standards.

Recent Developments. On August 28, 2006, the Company announced that it has suspended production, sales, repairs and installation of its Alaris® SE infusion pump after approximately 1,300 units were seized by the FDA. On August 15, 2006, the Company initiated a voluntary field corrective action of the product as a result of information indicating that a sensitive keypad posed a risk of “key bounce” and could lead to over-infusion of patients. As part of the field corrective action, the Company sent letters and warning labels to its customers and is currently testing a modification that reduces sensitivity of the keypad. This modification will need to be validated on the product and approved by the FDA. These actions did not require the return of products currently in use by customers and the Company currently has no plans of recalling these products. The Company has stopped manufacturing and distribution of the Alaris SE infusion pumps pending resolution of the issue with the FDA. There have been approximately 140,000 Alaris SE infusion pumps distributed worldwide during the past 12 years and the product line currently represents less than 1% of annual revenue for the Clinical Technologies and Services segment. The Company does not believe that implementation of the modification currently being tested will materially affect the Company’s results of operations or financial condition. However, the Company has not completed its testing or received approval from the FDA and if additional remedial actions are deemed necessary by the Company or the FDA, the effect could become material to the Company’s results of operations or financial condition.

See Note 23 in “Notes to Consolidated Financial Statements” for discussion of additional subsequent events after June 30, 2006.